EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2020, with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of Luna Innovations Incorporated on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Luna Innovations Incorporated on Form S-3 (File No. 333-191809), on Form S-4 (File No. 333-201956) and on Forms S-8 (File No. 333-211802, File No. 333-204435 and File No. 333-138745).

/s/ GRANT THORNTON LLP

Arlington, Virginia
March 13, 2020